SUMMARY OF BENEFITS UPON SEPARATION
ATTACHMENT A

TO:	John M. Myles

DATE OF HIRE:	August 31, 1992

DATE:	August 31, 2007

     In conjunction with your separation from A. Schulman, Inc. the following summarizes the benefits that apply to you.
     Medical Benefits — Your medical benefits will continue through August 31, 2007, as long as you pay the employee portion of the premium. Upon your retirement, you will then be eligible for retiree coverage for you and your dependents until age 65 at the applicable premium rate. At age 65, Medicare will become primary and Cigna would be secondary. The same procedure applies for dependents when they reach age 65. See attached chart under title “Retiree after 04/01/07” to determine which option you wish to select and return the attached benefits form for further processing. You will receive billing information from our benefit consultant, Dolly Corpus once your form is processed.
     Life Insurance — Your company-paid life insurance for you and your eligible dependents ends August 31, 2007. However from last day worked your coverage for yourself will drop to $29,000 and coverage for dependents will cease.
     Disability Benefits — Your company-paid disability benefits coverage ends on August 31, 2007.
     Profit Sharing — Since you will be on the payroll on August 31, 2007, you will be eligible for any profit sharing contribution allocated prior to August 31, 2007.
     An election form is attached along with a self-addressed, stamped envelope for you to submit your election. You will have the option of having the benefits paid directly to you or to roll the fund over into another plan or IRA.
     Stock Option — After August 31, 2007, all options will be considered vested and you will be able to exercise the options for a period of two (2) years in accordance with the option agreements and grants.

Summary of Benefits upon Separation Continued)
Attachment A

Restricted Stock
     Your restricted stock has been pro-rated per the Plan. As of August 31, 2007, you will receive 4,248 restricted shares. In addition, you will receive the fair market value of the 1,752 shares of cancelled stock. All shares will be valued at the close of trading on August 31, 2007.
     Vacation Pay — You will receive payment for any earned and unused vacation days. Payment for these vacation days will be made in a separate check following your last day worked.